Exhibit 99.1

MIDDLESEX WATER ANNOUNCES

THIRD QUARTER 2024 FINANCIAL RESULTS

➢	Diluted earnings per share of $0.80 for the quarter, an increase of 42.9% in comparison to the prior year
➢	Common dividend increased by 4.62%.

Iselin, NJ, (October 31, 2024) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today announced third quarter financial results.

Third Quarter Operating Results

Diluted earnings per share were $0.80 and $0.56 for the three months ended September 30, 2024, and 2023, respectively. Net income for the quarter was $14.3 million, a $4.3 million increase when compared to the same period in 2023.

Revenues for the quarter ended September 30, 2024, increased $8.4 million to $55.1 million, compared to the same period in 2023. Middlesex System revenues increased $6.1 million due primarily to the New Jersey Board of Public Utilities (NJBPU)-approved base rate increase effective March 1, 2024, and increased customer demand. In our Delaware System, revenues increased $2.1 million due to customer growth and increased customer demand.

Operations and maintenance expenses for the quarter increased $2.8 million over the same period in 2023 due to increased legal, financial and regulatory matter costs, an enhanced water treatment process at Middlesex’s Park Avenue Plant, increased labor costs due to wage increases and higher energy and chemical costs due to increased water demand.

Year to Date Operating Results

Net income for the nine months ended September 30, 2024, was $35.5 million, a $9.8 million increase when compared to the same period in 2023. Diluted earnings per share were $1.98 and $1.44 for the nine months ended September 30, 2024, and 2023, respectively. A significant amount of the increase is attributable to the implementation of the NJBPU-approved base rate increases in our Middlesex System and the one-time recovery of previously incurred depreciation, operating and carrying costs of $6.8 million associated with the prior period construction and operation of the water treatment facilities at Middlesex’s Park Avenue Wellfield. As part of the NJBPU-approved Middlesex base rate case, which included the impact of the previously disclosed PFOA lawsuit settlement, the NJBPU authorized these operating and carrying costs to be recovered after Middlesex first applied settlement proceeds to the cost of the water treatment facilities at Middlesex’s Park Avenue Wellfield.

Revenues for the nine months ended September 30, 2024, were $144.8 million, an increase of $17.1 million over the same period in 2023. Middlesex System revenues increased $12.9 million primarily due to the NJBPU-approved base rate increase which took effect March 1, 2024, and increased customer demand. In our Delaware System, revenues increased $3.5 million due to customer growth and increased customer demand. Non-regulated revenues increased $0.3 million primarily due to higher supplemental contract services.

Operations and maintenance expenses for the nine months ended September 30, 2024, increased $3.6 million over the same period in 2023, primarily due to increased legal, financial and regulatory matter costs, an enhanced water treatment process at Middlesex’s Park Avenue Plant, increased labor costs due to wage increases and higher energy costs due to increased water demand.

Middlesex President and Chief Executive Officer Nadine Leslie said, “Our strong financial results are a reflection of our commitment to operational excellence, delivering safe and reliable service to our customers and working constructively with regulators to recover prudent infrastructure investments in a timely manner. We also increased our common dividend for the 52nd consecutive year by 4.62%,” added Leslie.

Rate Activity

New Jersey

In October 2024, Middlesex filed a second Distribution System Improvement Charge (DSIC) rate application that is expected to result in $1.1 million of annual revenues. In addition, in October 2024, Middlesex filed a petition with the NJBPU seeking approval to set a Purchased Water Adjustment Clause tariff rate to recover additional costs of $0.6 million for the purchase of treated water from a non-affiliated water utility regulated by the NJBPU.

Delaware

In August 2024, Tidewater Utilities, Inc. (Tidewater) filed an application with the Delaware Public Service Commission (DEPSC) to increase its general rates for water service. In the application, Tidewater seeks an overall increase in annual operating revenue of $10.3 million or 25.66% over current revenue. Effective October 30, 2024, Tidewater received approval of the DEPSC to suspend its DSIC rate and implement an interim rate increase, which is expected to result in approximately $2.5 million of annual revenues, subject to refund pending the outcome of the rate case application.

In September 2024, the DEPSC approved Tidewater’s petition to recover up to $2.1 million of costs associated with Tidewater’s obligation to identify and inventory lead service lines throughout Tidewater’s service area, as required by federal law and Delaware regulations. Through September 30, 2024, Tidewater has spent $1.7 million, which is included in Regulatory Assets and will be recovered through a surcharge mechanism.

Board Declares Dividend, Announces 4.62% Dividend Increase

We previously announced that our Board of Directors declared a quarterly cash dividend of $0.34 per common share payable on December 2, 2024, to shareholders of record as of November 15, 2024. This represents a 4.62% increase from the $0.325 per share dividend last declared in July 2024. This increase raises the annual dividend rate to $1.36 from $1.30 per share of common stock. Middlesex has paid cash dividends in varying amounts continually since 1912. Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) is available at https://shareholder.broadridge.com/middlesexwater/

About Middlesex Water Company

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The company offers a full range of water, wastewater utility and related services. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of half a million people in New Jersey and Delaware. Middlesex Water is focused on meeting the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure, and the communities we serve to support reliable and resilient utility services, economic growth, and quality of life.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

Jennifer Ketschke, Director of Treasury and Investor Relations

jketschke@middlesexwater.com

MIDDLESEX WATER COMPANY

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

 (In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Operating Revenues	$55,100	$46,715	$144,770	$127,672

Operating Expenses:
Operations and Maintenance	25,359	22,581	67,649	64,042
Depreciation	6,309	6,376	18,010	18,546
Other Taxes	5,931	4,936	16,430	14,104

Total Operating Expenses	37,599	33,893	102,089	96,692

Operating Income	17,501	12,822	42,681	30,980

Other Income (Expense):
Allowance for Funds Used During Construction	354	496	787	2,162
Other Income (Expense), net	1,614	936	9,202	3,124

Total Other Income, net	1,968	1,432	9,989	5,286

Interest Charges	3,411	3,518	10,721	9,364

Income before Income Taxes	16,058	10,736	41,949	26,902

Income Taxes	1,739	746	6,402	1,143

Net Income	14,319	9,990	35,547	25,759

Preferred Stock Dividend Requirements	29	30	89	90

Earnings Applicable to Common Stock	$14,290	$9,960	$35,458	$25,669

Earnings per share of Common Stock:
Basic	$0.80	$0.56	$1.99	$1.45
Diluted	$0.80	$0.56	$1.98	$1.44

Average Number of
Common Shares Outstanding :
Basic	17,838	17,758	17,828	17,708
Diluted	17,952	17,873	17,943	17,823